Exhibit 10.3

EXECUTIVE SEPARATION AGREEMENT

THIS EXECUTIVE SEPARATION AGREEMENT (this “Agreement”) is entered into as of the date indicated on the signature page hereto (the “Effective Date”) by and between Creatd, Inc., a Nevada corporation (the “Company”), and Laurie Weisberg, an individual (“Executive” and together with the Company, the “Parties” and each, a “Party”).

WHEREAS, Executive is employed by the Company as its Chief Executive Officer pursuant to the terms of that certain Employment Agreement by and between the Company and Executive, dated April 5, 2022 (the Employment Agreement”); and

WHEREAS, Executive was elected to serve on the Company’s Board of Directors (the “Board”) in July 2020; and

WHEREAS, Executive and the Company have come to a mutual agreement regarding the Executive’s and the Company’s desire to end their employment relationship and for Executive to leave the position of Chief Executive Officer, as well as resign as a member of the Board (the “Separation”).

NOW THEREFORE, the Parties, who have had the opportunity to receive independent legal advice in this matter, in consideration of the mutual covenants and agreements set forth hereinafter, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1. Executive’s Separation.

(a) Executive’s employment with the Company and any subsidiaries and affiliated entities will be irrevocably terminated on the Effective Date. As of the Effective Date, Executive shall no longer be an officer, employee or director of the Company, or an officer, employee, or member of the board of directors of any subsidiary or affiliated entity of the Company, and Executive agrees she shall execute any and all documents necessary or advisable, as requested by the Company, to effect Executive’s Separation as an officer, employee of the Company, or an officer, employee, or member of the board of directors of any subsidiary or affiliated entity of the Company. The Company agrees that Executive shall have the opportunity to consult with her own counsel prior to executing any documents referenced in this paragraph.

(b) By no later than the Effective Date, Executive shall (i) return to the Company any and all files, records, credit cards, keys, access card, equipment, and any and all other Company property or documents maintained by Executive (subject to Section 4 and Section 8 hereof), (ii) transfer of any domain names, passwords and data required for Company to have a working and secure IT system, (iii) return of any and all Company documents and files (election and hardcopy) that are in Executive’s possession, and (iv) provide the Company with passwords and/or other access credentials for websites, software and other similar services used by Executive in connection with the Company’s business, or otherwise assist the Company in ensuring the Company has continued use and access to such services following the Separation. Executive shall, on and after the Effective Date, continue to cooperate with the Company in providing any additional documents and information that the Company reasonably requests in connection with the Company’s ongoing business activities; provided, however, that in the event that any such single request requires more than one (1) hour of Executive’s time to respond, then Company shall pay to Executive the amount of $250 per additional hour spent on such request, with such amount to be paid to Executive within ten (10) business days of the Company’s receipt of an invoice from Executive that provides a narrative explanation of the tasks conducted by Executive and the amount of time spent on such task.

2. Consideration. In consideration of Executive’s execution of this Agreement, the Company agrees to the following:

(i)	Executive will be paid a severance in the aggregate amount of $475,000 (the “Severance Amount”). The Severance Amount will be paid to Executive as follows: (i) 1/24 of the Severance Amount will be paid to Executive on each of September 15, 2022, October 1, 2022 and November 1, 2022, respectively; (ii) 1/8 of the Severance Amount will be paid to Executive on each of December 1, 2022, January 1, 2023 and February 1, 2023, respectively; (iii) 1/4 of the Severance Amount will be paid to Executive on April 1, 2023; and (iv) the balance of the Severance Amount will be paid to Executive on May 1, 2023. All payments of the Severance Amount shall be made in accordance with the Company’s current payroll practices and standards, including the selected deductions and withholdings, including all W-2 tax withholdings. The terms and provisions of this Section 2(i) shall survive and continue in full force and effect following the closing of a Change in Control (as defined in the Employment Agreement) or a take private transaction of the Company during any time in which any of the Severance Amount is owed to Executive. Simultaneously with the execution of this Agreement, the Company agrees to execute and deliver to Executive a Confession of Judgment in substantially the form attached hereto as Exhibit A (the “Confession of Judgment”) to be held in escrow by Moritt Hock Hamroff LLP, counsel to Executive, whereby the Company agrees that in the event a Severance Amount payment is not made within seven (7) business days of such payment’s due date, the Confession of Judgment shall be released from escrow and Executive shall have the right to file such Confession of Judgment with a court as set forth in Section 12 of this Agreement.

(ii)	The Company shall pay for COBRA benefits for Executive through the date that is six (6) months from the Effective Date.

(iii)	All unvested and/or outstanding stock options held by Executive as of the Effective Date that are not subject to metric based vesting shall automatically and fully vest as of the Effective Date.

(iv)	Executive shall continue to hold all unvested and/or outstanding stock options held by Executive as of the Effective Date that are subject to metric based vesting (the “Metric Based Vesting Options”) and such Metric Based Vesting Options shall vest in accordance with their respective original terms.

(v)	The Company agrees to maintain directors’ and officers’ liability insurance coverage for Executive until the third (3rd) anniversary of the Effective Date, as provided in Section 18 of the Employment Agreement.

(vi)	The Company shall pay for up to fifty-percent (50%), with such amount payable by the Company pursuant to this Section 2(vi) capped at $5,000, of Executive’s reasonable attorneys’ fees incurred in connection with this Agreement, which Company shall pay within ten (10) business days of receipt of invoice.

(vii)	The Company hereby agrees to release Executive from, and not enforce, the terms and provisions of Section 5(c)(ii) of the Employment Agreement.

It is expressly acknowledged and agreed that the consideration provided in this Section 2 shall constitute the full consideration to be paid in connection with this Agreement, the Employment Agreement or any other agreement, document, written or verbal understanding or otherwise between the Company and Executive. It is further understood that the amounts being paid are solely for Executive’s performance of her role as Chief Executive Officer, as well as a member of the Board. No additional consideration (including, but not limited to, cash, common or preferred stock or and equity-linked securities for consideration) whatsoever shall be owing by the Company or any subsidiaries or affiliated entities of the Company to Executive by virtue of severance, salary, credit earned for vacation, or any other reason. This Agreement is a full and complete settlement of any and all amounts claimed to be due and owing by the Company and any subsidiaries or affiliated entities of the Company to Executive. The Company shall promptly provide Executive, via U.S. mail to the address as set forth in Section 10 of this Agreement, with all payroll and tax documents related to the consideration set forth in this Section 2, including, but not limited to, W-2s, 1099’s and payroll slips for the applicable time periods.

3. Representations and Covenants. Executive and the Company make the following representations, each of which is an important consideration to the other party’s willingness to enter into this Agreement:

(i) Executive understands and agrees that she has been advised to consult with an attorney of her choice concerning the legal consequences of this Agreement. Executive hereby acknowledges that prior to signing this Agreement, she had the opportunity to consult, and did consult, with an attorney of her choosing regarding the effect of each and every provision of this Agreement.

(ii) Executive acknowledges and agrees that she knowingly and voluntarily entered into this Agreement with complete understanding of all relevant facts, and that she was neither fraudulently induced nor coerced to enter into this Agreement.

(iii) Each of the Parties represent and warrant to the other that they have the capacity and authority to enter into this Agreement and be bound by its terms and that, when executed, this Agreement will constitute a valid and binding agreement of such Party enforceable against such Party in accordance with its terms.

(iv) The Company does not currently has sufficient reserves for the payment of its aggregate obligations under this Agreement, and the Company shall make all payments required in this Agreement as agreed and in accordance with the applicable time periods as set forth herein.

(v) Executive has not knowingly taken any action or actions prior to the Effective Date that would result in the Company being subject to aggregate monetary liability in excess of $10,000, of which the Company is not aware.

(vi) Executive hereby covenants and agrees to (a) vacate the Company’s apartment located in New York by no later than October 1, 2022, (b) cooperate with the Company in transferring the lease of the apartment, with such lease transfer being effective no later than October 1, 2022, and (c) leave the apartment fit for occupancy by the new tenant, clean, undamaged and with all personal belongings and refuse removed by no later than October 1, 2022.

4. Covenants of Confidentiality and Nondisclosure.

(a) Executive acknowledges that, as a result of Executive’s past association with the Company, Executive has access to and holds confidential or proprietary information of special and material value to the Company. Executive covenants and agrees that she shall not, directly or indirectly, disclose, reveal, divulge or communicate to any person other than authorized officers, directors, employees, and professional advisors of the Company, or use or otherwise exploit for Executive’s own benefit or for the benefit of anyone other than the Company, any Confidential Information (as defined below). Executive shall not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by applicable law; provided, however, that in the event disclosure is required by applicable law, Executive shall, to the extent reasonably possible and legally permissible, provide the Company with prompt notice of such requirement prior to making any disclosure so that the Company may seek an appropriate protective order, at the Company’s sole cost and expense. “Confidential Information” means any confidential information with respect to the Company, including, without limitation, methods of operation, customer lists, products, prices, fees, costs, technology, formulas, inventions, trade secrets, know-how, proprietary software, marketing methods, plans, suppliers, competitors, markets or other specialized information or proprietary matters that is not otherwise in the public domain or available to the public upon request or through publicly available research and discovery.

(b) The negotiations in connection with this Agreement were and are intended by Executive and the Company to be confidential. Except with respect to their respective legal and tax advisors, neither the Company nor Executive shall disclose or make any statements regarding such negotiations or the circumstances surrounding this Agreement, or the terms and conditions hereof; provided, however, that the Parties agree and acknowledge that the Company may, in its sole discretion, file this Agreement with the United States Securities and Exchange Commission and that any legally required disclosure with respect to information contained in this Agreement shall be permissible.

(c) Executive agrees that she will use her best efforts to do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the Company may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement, including with respect to agreements, certificates, instruments and documents that Executive was required to deliver prior to, or in connection with the execution of this Agreement. However, the Company agrees that Executive shall have the opportunity to consult with counsel prior to signing any instrument or document or other deliverable contemplated in this paragraph.

5. Release of Claims.

(a) R e l e a s e b y t h e E x e c u t i v e . Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations, unless otherwise provided for herein, owed to Executive by the Company and its current and former officers, directors, executives, agents, investors, attorneys, shareholders, administrators, affiliates, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on her own behalf and on behalf of her respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

(i) any and all claims relating to or arising from Executive’s employment relationship (including as a director) with the Company and the termination of that relationship, except the obligations provided for in this Agreement;

(ii) any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law, except Executive shall not waive any and all claims relating to Executive’s possession, ownership, control, or purchase of shares of stock or warrants of the Company that Executive has as of the Effective Date, or that arise after the Effective Date of this Agreement as Executive will continue to possess, control, and have ownership in this stock or warrants after the Effective Date of this Agreement;

(iii) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(iv) any and all claims for violation of any federal, state, or municipal statute; the federal or any state constitution; and/or arising out of any other laws and regulations relating to employment or employment discrimination, including, but not limited to, claims or other legal forms of action arising from any employment of Executive, any claims of harassment or discrimination (for example, on the basis of gender, race, age, national origin, handicap or disability or other protected category) under any federal, state or local law, rule or regulation, including, but not limited to, the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq., Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Civil Rights Act of 1866, Section 1983 of the Civil Rights Act of 1871, the Age Discrimination In Employment Act, the Equal Pay Act, the Public Employees Relations Act, the Fair Labor Standards Act, the Family and Medical Leave Act of 1993 (FMLA), the Americans With Disabilities Act, Veterans’ Reemployment Rights Act, as amended (USERRA), any claim arising under the Employment Retirement Income Security (“ERISA”) and any other federal or state statutory or common law theory of liability or damages (except for claims for vested benefits under ERISA), Section 806 of the SarbanesOxley Act of 2002, breach of contract, express or implied, or from any other conduct, act, omission or failure to act, whether negligent, intentional, with or without malice, that Executive ever had, now has, may have, may claim to have, or may hereafter have or claim to have, against the Company, from the beginning of time up to and including the Effective Date, unless otherwise provided herein;

(v) subject to Section 2(vi) of this Agreement, any and all claims for attorneys’ fees and costs that arose up to and including the Effective Date of this Agreement;

(vi) any and all claims based upon discovered facts in addition to or different from those that any of them now knows or believes to be true, or the claims or other legal forms of action released herein, and Executive fully, finally, and forever settles and releases any and all claims set forth above, known or unknown, suspected or unsuspected, contingent or non- contingent, whether or not concealed or hidden, that now exist, or heretofore have existed upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, conduct that is negligent, reckless, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts;

(vii) Executive does not waive any claims as a shareholder of the Company;

(viii) Executive acknowledges that the inclusion of “unknown claims” in this Agreement was separately bargained for and was a key element of the Agreement, and that Executive assumes the risk of any mistake of fact or law on her own behalf. If Executive should subsequently discover that her understanding of the facts or of the law was or is incorrect, Executive shall not be entitled to relief in connection therewith, including without limitation of the generality of the foregoing, any alleged right or claim to set aside or rescind this Agreement. This Agreement is intended to be, and is, final and binding upon Executive according to the terms hereof regardless of any claims of mistake of fact or law; and

(ix) Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law. Executive represents that she has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section. The Parties agree that that this release set forth in this section shall not apply to claims, causes of actions, or demands that arise after the Release Effective Date of this Agreement; and

(x) the Company agrees to defend, hold harmless, and indemnify, at its cost, any lawsuit, action, cause of action, claim, or demand for damages (equitable or legal) made by a shareholder of the Company or any other third party against Executive for any action or inaction taken by Executive in connection with the good faith performance of her responsibilities while she was a Chief Operating Officer, coChief Executive Officer or Chief Executive Officer of the Company, including on an interim basis.

(b) Release by the Company. The Company, on behalf of itself and its current and former officers, directors, executives, agents, investors, attorneys, shareholders, administrators, affiliates, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Company Releasors”) hereby and forever releases the Executive from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Company Releasors may possess against the Executive arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation, any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship, except the obligations provided for in this Agreement. The Company Releasors agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law. The Company Releasors acknowledge that the inclusion of “unknown claims” in this Agreement was separately bargained for and was a key element of the Agreement, and that the Company Releasors assume the risk of any mistake of fact or law on their own behalf. If the Company Releasors should subsequently discover that their understanding of the facts or of the law was or is incorrect, the Company Releasors shall not be entitled to relief in connection therewith, including without limitation of the generality of the foregoing, any alleged right or claim to set aside or rescind this Agreement. This Agreement is intended to be, and is, final and binding upon the Company Releasors according to the terms hereof regardless of any claims of mistake of fact or law. The Company Releasors represent that they have made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section 5(b).

6. Acknowledgement of Waiver of Claims. Notwithstanding the foregoing, nothing in this Agreement shall be construed to prevent Executive from filing a charge with or participating in an investigation conducted by any governmental agency, including, without limitation, the United States Equal Employment Opportunity Commission (“EEOC”) or applicable state or city fair employment practices agency, to the extent required or permitted by law. Nevertheless, Executive understands and agrees that she is waiving any relief available (including, for example, monetary damages or reinstatement), under any of the claims and/or causes of action waived in Section 5 above, including but not limited to financial benefit or monetary recovery from any lawsuit filed or settlement reached by the EEOC or anyone else with respect to any claims released and waived in this Agreement.

7. Non-Disparagement. Executive and the Company hereby agree that they will not make any remarks or adverse statements to any person or in any and all media (e.g., in writing, orally or on the internet via, among other things, blogs and social networks) about the other Party or the Company’s current employees and directors that could reasonably be construed as disparaging or defamatory, or to cast the other Party or any of the Company’s employees and directors in a negative light, or harm a Party’s or any of the Company’s current or prospective business plans. Executive and the Company hereby agree and acknowledge that each of the Company’s employees and directors are a third party beneficiary of this Section 7 and hereby consents to any such standing with respect to a claim arising out of Executive’ s nondisparagement obligations to such Releasee contained in this Section 7. Executive agrees to not cause, induce or encourage any customer, supplier, licensor, investor or shareholder of the Company that was a current customer, supplier, licensor, investor or shareholder at the time of the Effective Date to terminate or modify any such relationship as it relates to the Company’s business.

8. No Admission of Liability. Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Executive. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Executive or to any third party.

9. No Action. Executive affirms as of the date hereof and will reaffirm as of the Effective Date, by executing this Agreement, that she has not filed and will not file any actions or charges, against the Company or the Releasees with any federal, state or local agency. Executive further agrees that, upon payment of the consideration provided in this Agreement, she will not personally recover or attempt to recover monies from the Company or the Releasees regarding the employment or Separation in the future.

10. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered by an internationally recognized overnight courier to the respective Party at the following addresses (or at such other address for a Party as shall be specified by like notice, provided that a notice of change of address(es) shall be effective only from the date of its receipt by the other Party):

(i)	if to Executive:

Laurie Weisberg

9172 Carlyle Avenue Surfside,

FL 33154

(ii)	if to the Company:

Creatd, Inc.

419 Lafayette Street

6th Floor

New York, NY 10003

11. Internal Revenue Code Section 409A. It is the intent of the Parties that any compensation and benefits payable or provided to Executive under this Agreement be paid or provided in compliance with Section 409A of the Code and all regulations, guidance, and other interpretative authority issued thereunder (collectively, “Section 409A”) or in accordance with any applicable exemption from Section 409A. Unless otherwise provided herein, the Parties acknowledge and agree that all compensation and benefits payable or provided to Executive under Agreement are paid and provided in compliance with Section 409A, and therefore, the Company shall not report any of such compensation or benefits in Box 12 of Executive’s Form W-2 using code “Z.” Notwithstanding anything to the contrary in this Agreement, Executive has been determined to be a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service (other than due to death), therefore, the payments of “nonqualified deferred compensation” subject to Section 409A, that are payable within the first six months following Executive’s separation from service, will be paid on the first date of the seventh (7th) month following the date of Executive’s separation from service. Notwithstanding anything herein to the contrary, in the event of Executive’s death following Executive’s separation from service, but before the six month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicableafter the date of Executive’s death and all other deferred compensation payments will be payable in accordance with the payment schedule applicable to each payment or benefit. For purposes of Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “within sixty (60) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company, but shall not exceed the maximum days allotted (e.g. “within sixty (60) days”).

12. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York without regard or reference to the principles of conflicts of laws. Both Executive and the Company agree to appear and submit to the exclusive jurisdiction of the federal and state courts of New York in each case the applicable courts of appeals of such court.

13. Interpretation. This Agreement shall be construed as if the Parties jointly prepared this Agreement and any uncertainty or ambiguity shall not be interpreted against any Party.

14. Entire Agreement. This Agreement contains the entire understanding by and between the Parties and supersedes any and all prior agreements and understandings between the Parties, including the Employment Agreement, whether such agreements or understandings were oral or written, and all of which prior agreements and understandings are hereby definitively terminated and of no further force or effect, unless otherwise provided herein. The Parties acknowledge and represent that they have not relied on any statements, agreements, representations, promises, warranties, or other assurances, oral or written, other than those contained herein. Each Party agrees that this Agreement is intended to cover any and all matters and claims (including possible and contingent claims) arising out of or related to any and all prior agreements or understandings and this Agreement shall not be limited in scope to cover any and all prior matters, whether any such matters are known, unknown or hereafter discovered or ascertained. Executive covenants and agrees that she will not, at any time hereafter, either directly or indirectly, initiate, assign, maintain or prosecute, or in any way knowingly aid or assist in the initiation, maintenance or prosecution of any claim, demand or cause of action at law or otherwise against the Releasees or any of them, as applicable, for damages, loss or injury of any kind arising from, related to, or in any way connected to any activity with respect to which a release has been given pursuant to this Agreement, except to enforce this Agreement or unless otherwise provided for herein.

15. Modification. This Agreement shall not and cannot be modified by any Party by any oral promise or representation made before or after the execution of this Agreement, and may only be modified by a writing signed by all Parties. This Agreement shall be binding upon and inure to the benefit of the Releasees.

16. Construction. The headings of sections and paragraphs are used for convenience only and shall not affect the meaning or construction of the contents of this Agreement. Should any portion (e.g., word, clause, phrase, sentence, paragraph or section) of this Agreement be declared void or unenforceable, such portion shall be considered independent and severable from the remainder, the validity of which shall remain unaffected. This Agreement shall survive indefinitely, except as otherwise provided for herein. The terms and conditions of this Agreement have been, or will deemed to be, jointly negotiated by the Parties, and in the event of any ambiguity or controversy it shall not be construed against either Party as the draftsperson. For purposes of this Agreement, “Company” shall include any of the Company’s parents, subsidiaries, affiliates, or any other entity in which it holds a 50% or greater equity interest.

17. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed one and the same instrument. This Agreement may be executed in counterparts and may be delivered via fax or scan which shall have the same full force and effect as an original.

18. Advice of Counsel. Each Party has had ample opportunity to consult with counsel and has independently determined to proceed with this Agreement with or without such counsel. Executive has not relied upon Company counsel with respect to any advice of any nature or kind regarding this Agreement, and Executive acknowledges and agrees that Company counsel does not represent Executive individually or as an officer or director of the Company. Executive further acknowledges that the only consideration for signing this Agreement is the terms stated in this Agreement, and that no other promise or agreements of any kind have been made to him or with him by any person or entity whatsoever to cause him to sign this Agreement; that she is competent to execute this Agreement; that she has been afforded sufficient and reasonable time to consider the Agreement and has been advised in writing and given the opportunity to consult advisors, legal and otherwise, of her own choosing; that the consideration received for executing this Agreement is greater than that ordinarily provided by the Company under any severance plan, policy or practice; and that she fully understands the meaning and intent of this Agreement.

19. Successors and Assigns. This Agreement shall be assigned to the Company’s successors and assigns, including, without limitation, successors and assigns through merger, name change, consolidation, liquidation, or sale of a majority of the Company’s stock or assets, and shall be binding upon such successors and/or assigns. In addition, the Parties agree that the benefits provided to Executive shall survive her death and inure to the benefit of Executive’s estate, heirs, and assigns.

20. Testimony. Notwithstanding anything to the contrary in this Agreement, including, but not limited to, Sections 4 and 7, this Agreement shall not be interpreted to preclude the Parties from making truthful statements to any court or government agency pursuant to an official request by such government agency, court order, or legally enforceable subpoena.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year last indicated below.

COMPANY:

Creatd, Inc.

By:	/s/ Chelsea Pullano
Name:	Chelsea Pullano
Title:	CFO
Date:	9/2/2022

EXECUTIVE:

By:	/s/ Laurie Weisberg
Laurie Weisberg, an individual
Date:	9/2/2022

THIS IS A LEGAL AGREEMENT, RELEASE AND COVENANT NOT TO SUE.
READ CAREFULLY BEFORE SIGNING.